Exhibit 99.1

ProSomnus to Present at Two Upcoming Investor Conferences in March 2023

SAN FRANCISCO, March 1, 2023 (GLOBE NEWSWIRE) -- ProSomnus, Inc. (“the Company”) (NASDAQ: OSA), a pioneer in precision medical devices for the treatment of Obstructive Sleep Apnea (OSA), today announces that Company management will participate in two investor conferences in the month of March 2023:

•	35th Annual Roth Conference on March 12-14, 2023
•	33rd Annual Oppenheimer Healthcare Conference on March 13-15, 2023

About 35th Annual Roth Conference

ProSomnus’ Chief Executive Officer, Len Liptak, and Executive Chair, Laing Rikkers, will engage in a fireside chat during the Roth Annual Conference, which will be held at the Ritz Carlton, Laguna Niguel on March 12-14, 2023.

The fireside chat is scheduled for Monday, March 13 at 3:30 pm Pacific Time / 6:30 pm Eastern Time and will be accessible via a live webcast here. A replay of discussion will be available after the conclusion of the live discussion on the Investor Relations section of the Company’s website.

About 33rd Annual Oppenheimer Healthcare Conference

ProSomnus’ Chief Executive Officer, Len Liptak, and Executive Chair, Laing Rikkers, will deliver a presentation during the Oppenheimer Annual Healthcare Conference, which will be held virtually on March 13-15, 2023.

The presentation is scheduled on Tuesday, March 14 at 1:40 pm Pacific Time / 4:40 pm Eastern Time and will be accessible via a live webcast here. A replay of presentation will be available after the conclusion of the live presentation on the Investor Relations section of the Company’s website.

About ProSomnus

ProSomnus (NASDAQ: OSA) precision intraoral medical devices offer effective, economical, and patient preferred treatment for patients suffering from Obstructive Sleep Apnea. ProSomnus is the first manufacturer of mass-customized Precision Oral Appliance Therapy (OAT) devices to treat OSA, which affects over 74 million people in North America and is associated with serious comorbidities, including heart failure, stroke, hypertension, morbid obesity, and type 2 diabetes. ProSomnus’s patented, FDA-cleared devices are a less invasive and more comfortable alternative to Continuous Positive Airway Pressure (CPAP) therapy, and lead to more effective and patient-preferred outcomes. A growing body of research, including studies published by the Journal of Clinical Sleep Medicine and Military Medicine, suggests ProSomnus’s Precision OAT devices are an effective treatment for mild to moderate OSA. Additional clinical research has shown that ProSomnus’s Precision OAT devices mitigate many of the side effects associated with alternative treatments and improve economics for payers and providers. With more than 187,500 devices delivered, ProSomnus’s devices are the most prescribed Precision OAT in the U.S. ProSomnus’s FDA-cleared devices are authorized by the Department of Defense and the U.S. Army, and are often covered by medical insurance, Medicare, and social health programs in key international markets. To learn more, visit www.ProSomnus.com.

Investor Contact
Mike Cavanaugh
ICR Westwicke
Phone: +1.617.877.9641
Email: Mike.Cavanaugh@westwicke.com

Media Contact
Kyle Evans
ICR Westwicke
Phone: +1.646.277.1295
Email: Kyle.Evans@westwicke.com